MGT Capital Issues Yearend Letter to Shareholders

Company has Moved all Miners to the United States

DURHAM, NC, January 9, 2019 /PRNewswire/ — MGT Capital Investments, Inc. (OTCQB: MGTI) issued the following yearend letter to shareholders from H. Robert Holmes, Chairman of the Board and Interim Chief Executive Officer, Stephen Schaeffer, Chief Operating Officer, and Robert Lowrey, Chief Financial Officer:

“We are pleased to report that we have completed the move of our Bitcoin miners from Sweden to the United States. As we have previously communicated, we entered into a hosting agreement in Colorado Springs that would provide lower costs and more control over expenses, while also providing ample opportunity to expand our operations. In order to further increase the Company’s flexibility and geographic diversity of sites, we decided to split the miners formerly in Sweden to include a site in east-central Ohio, to complement Colorado Springs. In addition, this Ohio site will provide a testing ground for the containerized solution being developed by MGT and Bit5ive.

As a recap, MGT has approximately 500 Bitmain S9 miners operating in central Washington state, 3,000 S9’s currently being set up in Colorado, and 2,750 S’9s (including roughly 1,900 miners owned by third party investors) in Ohio being set up as well. We should note that the Company has suffered modest burnouts and other ordinary damage to 500 miners during the past several months. Compared to Sweden, we consider this installation process routine, and expect to be ready to mine within days. We would caution investors that ‘ready to mine’ needs to be qualified with the statement “economic to mine.” Our new hosting relationships provide the company with the ability to pay for electricity (and mine) only when Bitcoin mining economics dictate.

As we write this letter, mining Bitcoin is roughly breakeven when considering the marginal costs of production. As we suspected (and frankly, hoped!) the Difficulty Rate has eased as participants exited the mining business over the past months, either by choice or otherwise. Presently, the network requires the computing power of 60 Bitmain S9 miners to mine one Bitcoin per month. On a per unit basis, the Company spends about $65 per miner per month, which is about equal to the current price of $4,000 per BTC. Management remains optimistic that interplay of Difficulty and Price will continue to move in our favor in the next several months. Furthermore, we believe as one of the ‘last men standing,’ MGT is positioned to be a consolidator in the mining industry.

Even though MGT has clearly suffered from execution issues, we did not lose opportunity cost by not mining in Sweden during the last months; we would have been mining at a significant loss. That being said, the transition was costly, and we are very aware of current industry economics. We have reached extension agreements with our lenders, who have been accommodative, and have been able to utilize our equity line of credit as needed.

We remain confident that Bitcoin mining will improve, and that we are positioned to capitalize. The Company is also exploring other parts of the Bitcoin ecosystem where it might add value. In conclusion, we are happy that 2018 is over.”

About MGT Capital Investments, Inc.

With facilities in Washington, Colorado and Ohio, MGT Capital Investments, Inc. (OTCQB: MGTI) ranks as one of the largest U.S. based Bitcoin miners. MGT oversees the operation of approximately 6,250 Bitmain S9 miners, and 50 GPU-based Ethereum mining rigs. Further, the Company continues to execute on an expansion model to secure low cost power and grow its crypto assets materially.

For more information on the Company, please visit: https://mgtci.com

Forward–looking Statements

This press release contains forward–looking statements. The words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward–looking statements.” All information set forth in this news release, except historical and factual information, represents forward–looking statements. This includes all statements about the Company’s plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to: rapidly changing technology and evolving standards in the crypto mining industry; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow and execute its business strategy; volatility in the Bitcoin market; and other factors set forth in the Company’s most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward–looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward–looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Investor and Media Contact:

Dominique Villanueva

dominique.villanueva@mmhgroup.io

919-378-1788